Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

John Heyman – Co-Chief Executive Officer (770) 576-6705

Mark Haidet – Chief Financial Officer (770)-576-6404

Melissa Coley – Investor Relations (770) 576-6577

Radiant Systems, Inc. Completes Acquisition of Aloha Technologies

ATLANTA—(BUSINESS WIRE)—January 14, 2004—Radiant Systems, Inc. (NASDAQ: RADS—News), a leading provider of systems for managing and supporting site operations of retail and hospitality businesses, announced today that it has completed the previously announced acquisition of substantially all of the assets of Aloha Technologies, a leading provider of point-of-sale systems for the hospitality industry. Under the terms of the purchase agreement, the purchase price consisted of $11 million in cash, a five-year note in the principal amount of $19 million (subject to a post-closing adjustment), a one-year note in the principal amount of $1.7 million, 2,353,846 shares of restricted Radiant common stock, and the assumption of Aloha’s accounts payable, contractual obligations and certain other liabilities.

Company Information

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the foodservice, petroleum and convenience store, and cinema industries. Radiant’s point-of-sale, self-service kiosk, and back-office technology enables operators to drive topline growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; including the ability to integrate the operations of acquired businesses; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of customers for a larger portion of its revenues, fluctuations in its quarterly results, ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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